Exhibit 99.1

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

ACTELIS NETWORKS, INC.

2022 CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Actelis Networks, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Actelis Networks, Inc. and its subsidiary (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of comprehensive loss, of redeemable convertible preferred stock and shareholders’ equity (capital deficiency) and of cash flows for each of the two years in the period ended December 31, 2022, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1c to the consolidated financial statements, the Company has incurred recurring losses from operations and has negative cash flows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1c. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 3n to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2022.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Kesselman & Kesselman

Certified Public Accountants (Isr.)

A member firm of PricewaterhouseCoopers International Limited

Tel Aviv, Israel

March 29, 2023, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 1c, as to which the date is January 8, 2024.

We have served as the Company’s auditor since 2019.

Kesselman & Kesselman, 146 Derech Menachem Begin St. Tel-Aviv 6492103, Israel,

P.O Box 7187 Tel-Aviv 6107120, Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il

ACTELIS NETWORKS, INC.

CONSOLIDATED BALANCE SHEETS

(U. S. dollars in thousands except for share and per share amounts)

		December 31
	Note	2022	2021
Assets
CURRENT ASSETS:
Cash and cash equivalents		3,943	693
Short-term deposits		1,622	-
Restricted bank deposits		451	-
Trade receivables, net of allowance for doubtful debts of $125 and $61 as of December 31, 2022 and December 31, 2021, respectively		3,034	2,147
Inventories	4	1,179	897
Prepaid expenses and other current assets	5	678	398
TOTAL CURRENT ASSETS		10,907	4,135

NON-CURRENT ASSETS:
Property and equipment, net	6	80	103
Prepaid expenses		492	-
Restricted cash		336	-
Restricted bank deposits		2,027	102
Severance pay fund		239	266
Operating lease right of use assets		726	-
Long-term deposits		12	78
TOTAL NON-CURRENT ASSETS		3,912	549

TOTAL ASSETS		14,819	4,684

ACTELIS NETWORKS, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(U. S. dollars in thousands except for share and per share amounts)

		December 31
	Note	2022	2021
Liabilities and redeemable convertible preferred stock and shareholders’ equity (capital deficiency)
CURRENT LIABILITIES:
Current maturities of long-term loans	9	553	758
Warrants	14	8	177
Trade payables		1,781	1,920
Deferred revenues		484	673
Employee and employee-related obligations		793	703
Accrued royalties	12	900	818
Operating lease liabilities		445	-
Other current liabilities	8	1,238	902
TOTAL CURRENT LIABILITIES		6,202	5,951

NON-CURRENT LIABILITIES:
Long-term loan, net of current maturities	9	4,625	5,473
Deferred revenues		164	-
Warrants	14	-	1,972
Convertible loan	11	-	4,905
Operating lease liabilities		237	-
Accrued severance		278	315
Other long-term liabilities		48	79
TOTAL NON-CURRENT LIABILITIES		5,352	12,744
TOTAL LIABILITIES		11,554	18,695

COMMITMENTS AND CONTINGENCIES	12

REDEEMABLE CONVERTIBLE PREFERRED STOCK:
$0.0001 par value, 10,000,000 authorized as of December 31, 2022, and 7,988,691 authorized as of December 31, 2021. SERIES A 0 and 4,986,039 shares issued and outstanding as of December 31, 2022, and December 31, 2021: aggregate liquidation preference of $5,091 as of December 31, 2021 - $2,858. SERIES B 0 and 2,745,004 shares issued and outstanding as of December 31, 2022, and December 31, 2021: aggregate liquidation preference of $4,271 as of December 31, 2021 - $2,727.		-	5,585
TOTAL REDEEMABLE CONVERTIBLE PREFERRED STOCK		-	5,585
SHAREHOLDERS’ EQUITY (CAPITAL DEFICIENCY):	15
Common stock, $0.0001 par value: 30,000,000 and 11,009,315 shares authorized as of December 31, 2022 and December 31, 2021, respectively; 17,379,861 and 2,050,404 shares issued and outstanding as of December 31, 2022 and 2021, respectively		1	*
Non-voting common stock, $0.0001 par value: 2,803,774 shares authorized as of December 31, 2022, and 2021, respectively; 0 and 1,783,773 shares issued and outstanding as of December 31, 2022 and 2021, respectively.		-	*
Additional paid-in capital		36,666	2,824
Accumulated deficit		(33,402)	(22,420)
TOTAL SHAREHOLDERS’ EQUITY (CAPITAL DEFICIENCY)		3,265	(19,596)
TOTAL LIABILITIES AND REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (CAPITAL DEFICIENCY)		14,819	4,684

*	Represents an amount less than $1 thousands.

The accompanying notes are an integral part of these consolidated financial statements.

ACTELIS NETWORKS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(U. S. dollars in thousands except for share and per share amounts)

		Year ended December 31
	Note	2022	2021

REVENUES	18	8,831	8,545
COST OF REVENUES		4,721	4,575
GROSS PROFIT		4,110	3,970

OPERATING EXPENSES:
Research and development expenses, net		2,766	2,443
Sales and marketing expenses, net		3,282	2,204
General and administrative expenses, net		4,163	1,183
TOTAL OPERATING EXPENSES		10,211	5,830

OPERATING LOSS		(6,101)	(1,860)

Interest expenses		(830)	(690)
Other financial expenses, net	19	(4,051)	(2,701)
NET COMPREHENSIVE LOSS FOR THE YEAR		(10,982)	(5,251)

Net loss per share attributable to common shareholders – basic and diluted	17	$(0.95)	$(2.56)
Weighted average number of common stock used in computing net loss per share – basic and diluted		11,621,238	2,048,788

The accompanying notes are an integral part of these consolidated financial statements.

ACTELIS NETWORKS, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
SHAREHOLDERS’ EQUITY (CAPITAL DEFICIENCY)

U.S. dollars in thousands (except number of shares)

	Redeemable Convertible Preferred Stock		Common Stock		Non-voting Common Stock		Additional		Total shareholder’s equity
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	paid-in capital	Accumulated deficit	(capital deficiency)
BALANCE AS OF JANUARY 1, 2021	7,731,083	5,585	2,047,641	*	1,783,773	*	2,771	(17,169)	(14,398)
CHANGES DURING THE YEAR ENDED DECEMBER 31, 2021:
Exercise of options into common stock	-	-	2,763	*	-	-	*	-	*
Share based compensation	-	-	-	-	-	-	53	-	53
Net comprehensive loss for the year	-	-	-	-	-	-	-	(5,251)	(5,251)
BALANCE AS OF DECEMBER 31, 2021	7,731,083	5,585	2,050,404	*	1,783,773	*	2,824	(22,420)	(19,596)
CHANGES DURING THE YEAR ENDED DECEMBER 31, 2022:
Exercise of options into common stock	-	-	77,749	*	-	-	5	-	5
Share based compensation	-	-	-	-	-	-	220	-	220
Conversion of convertible redeemable preferred stock to common stock upon initial public offering	(7,731,083)	(5,585)	7,731,083	1	-	-	5,584	-	5,585
Issuance of common stock upon initial public offering and private placement, net of underwriting discounts and commissions and other offering costs	-	-	4,212,500	*	-	-	14,675	-	14,675
Conversion of convertible loan to common stock upon initial public offering	-	-	1,638,161	*	-	-	6,553	-	6,553
Conversion of convertible note to common stock upon initial public offering	-	-	900,096	*	-	-	3,600	-	3,600
Conversion of warrants to common stock upon initial public offering	-	-	797,567	*	-	-	3,190	-	3,190
Redemption of non-voting common stock upon initial public offering	-	-	-	-	(1,783,773)	*	-	-	*
Repurchase of common stock	-	-	(27,699)	*	-	-	15	-	15
Net comprehensive loss for the year	-	-	-	-	-	-	-	(10,982)	(10,982)
BALANCE AS OF DECEMBER 31, 2022	-	-	17,379,861	1	-	-	36,666	(33,402)	3,265

*	Represents an amount less than $1 thousands.

The accompanying notes are an integral part of these consolidated financial statements.

ACTELIS NETWORKS, INC.

CONOSLIDATED STATEMENTS OF CASH FLOWS

U.S. DOLLARS IN THOUSANDS

	Year ended December 31
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the year	(10,982)	(5,251)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	23	37
Changes in fair value related to warrants to lenders	1,049	1,031
Inventories write-downs	147	102
Exchange rate differences	(642)	167
Share-based compensation	220	53
Changes in fair value related to convertible loan	1,648	1,342
Changes in fair value related to convertible note	1,753	-
Treasury shares	15	-
Interest expenses	830	235
Changes in operating assets and liabilities:
Trade receivables	(887)	(731)
Net change in operating lease assets and liabilities	(44)	-
Inventories	(429)	78
Prepaid expenses and other current assets	(280)	(236)
Other long-term assets	(492)	-
Long term deposits	-	27
Trade payables	(139)	(217)
Deferred revenues	(25)	92
Other current liabilities	508	516
Other long-term liabilities	(41)	29
Net cash used in operating activities	(7,768)	(2,726)

CASH FLOWS FROM INVESTING ACTIVITIES:
Short term deposit	(1,622)	-
Long- term deposit	66	-
Restricted long term bank deposit	(27)	-
Restricted bank deposit	(2,451)	-
Purchase of property and equipment	-	(54)
Net cash used in investing activities	(4,034)	(54)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of options	5	*
Proceeds from long-term debt, net of issuance costs	-	2,904
Proceeds from initial public offering and private placement	18,697	-
Underwriting discounts and commissions and other offering costs	(2,175)	-
Repayment of long-term loan	(1,241)	-
Net cash provided by financing activities	15,286	2,904

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(72)	167
INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	3,484	124
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	795	671
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	4,279	795
RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Cash and cash equivalents	3,943	693
Restricted cash, non-current	336	102
Total cash, cash equivalents and restricted cash	4,279	795

*	Represents an amount less than $1 thousands.

ACTELIS NETWORKS, INC.

CONOSLIDATED STATEMENTS OF CASH FLOWS

U.S. DOLLARS IN THOUSANDS

	Year ended December 31
	2022	2021
SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	818	511

SUPPLEMENTARY INFORMATION ON INVESTING AND FINANCING ACTIVITIES NOT INVOLVING CASH FLOWS:
Additional warrants	-	95
Right of use assets obtained in exchange for new operating lease liabilities	237	-
Conversion of convertible loan to common stock upon initial public offering	6,553	-
Conversion of convertible note to common stock upon initial public offering	3,600	-
Conversion of warrants to common stock upon initial public offering	3,190	-
Conversion of convertible redeemable preferred stock to common stock upon initial public offering	5,585	-
Repurchase of common stock	15	-

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 - GENERAL:

a.	Actelis Networks, Inc. (hereafter -the Company) was established in 1998, under the laws of the state of Delaware. The Company has a wholly-owned subsidiary in Israel, Actelis Networks Israel Ltd. (hereafter – the Subsidiary). The Company is engaged in the design, development, manufacturing, and marketing of cyber hardened, hybrid fiber, copper networking solutions for IoT and Telecommunication companies. The Company’s customers include providers of telecommunication services and enterprises as well as resellers of the Company’s products. On May 12, 2022, the Company accepted a notification of effectiveness from the SEC, and on May 17 completed its IPO. See note 2 below for further details.

b.	In December 2019, a novel coronavirus disease, or COVID-19, was first reported and on March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. The widespread health crisis is adversely affecting the broader economies, financial markets and overall demand environment for many of the Company’s products.

The Company’s operations and the operations of the Company’s suppliers, channel partners and customers were disrupted to varying degrees by a range of external factors related to the COVID-19 pandemic, some of which are not within the Company’s control. Many governments imposed, and may yet impose, a wide range of restrictions on the physical movement of people in order to limit the spread of COVID-19. The COVID-19 pandemic has had, and likely will continue to have, an impact on the attendance and productivity of the Company’s employees, and those of our suppliers, channel partners or customers, resulting in negative impacts to the Company’s results of operations and overall financial performance. We suffered delays in realization of certain new orders from customers, delay in testing of some new technologies in customer premises and difficulty conducting business development activities in an effective way (face-to-face). In addition, we had to increase credit lines by $2.0 million in 2021 to support the loss of revenue and profit. Additionally, COVID-19 has resulted, and likely will continue to result, in delays in non-residential construction, non-crisis-related IT purchases, electronic components including chip manufacturing and project completion schedules in general, all of which can negatively impact results in both current and future periods.

The duration and extent of the impact from the COVID-19 pandemic or any future epidemic or pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus, the extent and effectiveness of containment actions, the effects of measures enacted by policy makers and central banks around the globe, and the impact of these and other factors on the Company’s employees, customers, channel partners and suppliers. If we are not able to respond to and manage the impact of such events effectively, our business will be affected.

c.	The Company has incurred significant losses and negative cash flows from operations and incurred losses of $10,982 and $5,251 for the years ended December 31, 2022 and 2021, respectively. During the years ended December 31, 2022 and 2021, the Company had negative cash flows from operations of $7,768 and $2,726, respectively. As of December 31, 2022, the Company’s accumulated deficit was $33,402. The Company has funded its operations to date through equity financing and has cash on hand (including short term deposits and restricted cash) of $6,016 and long-term deposits and restricted cash of $2,375 as of December 31, 2022. The Company monitors its cash flow projections on a current basis and takes active measures to obtain the funding it requires to continue its operations. However, these cash flow projections are subject to various uncertainties concerning their fulfilment such as the ability to increase revenues by attracting and expanding its customer base or reducing cost structure. If the Company is not successful in generating sufficient cash flow or completing additional financing, including debt refinancing which shall release restricted cash, then it will need to execute a cost reduction plan that has been prepared. The Company’s transition to profitable operations is dependent on generating a level of revenue adequate to support its cost structure. The Company expects to fund operations using cash on hand, through operational cash flows and raising additional proceeds. There are no assurances, however, that the Company will be able to generate the revenue necessary to support its cost structure or that it will be successful in obtaining the level of financing necessary for its operations. Management has evaluated the significance of these conditions and has determined that the Company does not have sufficient resources to meet its operating obligations for at least one year from the issuance date of these consolidated financial statements. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. These consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 - INITIAL PUBLIC OFFERING:

On May 17, 2022, the Company finalized its IPO offering of an aggregate of 4,212,500 shares of common stock, including the partial exercise by the underwriter of its option to purchase 462,500 additional shares of common stock, at a price to the public of $4.00 per share.

The net proceeds from the offering, including the over-allotment, to the Company were approximately $15.4 million, after deducting underwriting discounts, commissions and expenses amounting to approximately $1.0 million.

As a result of the IPO, the Company issued common stock in the transactions described below:

a.	Redeemable convertible preferred stock (see Note 13) – the Company issued 7,731,083 shares of common stock (on a one (1) for one (1) basis, pursuant to the conversion provisions of the Series A and Series B redeemable Preferred Stock agreements). Upon the conversion, the Company reclassified the Convertible Preferred stock at its carrying amount, from temporary equity, into shareholders’ equity.

b.	Convertible loan agreement (“CLA”) (see Note 11) – the Company issued 1,638,161 shares of common stock. pursuant to the conversion features of the loan agreement.

Upon such issuance, the Company reclassified the Convertible loan’s carrying amount (which reflected its then current fair value), into shareholders’ equity.

c.	Convertible notes (see Note 10) – The Company issued 900,096 shares of common stock pursuant to the conversion features of the note agreements issued during December 2021 and April 2022.

d.	Warrants (See Note 14):

1.	The Company issued 617,567 shares of common stock as a result of the exercise provisions of the detachable warrants granted to Mizrahi-Tefahot Bank as part of the Company’s financing agreement with Bank Mizrahi.

2.	The Company issued 180,000 shares of common stock to Migdalor as a result of the exercise provisions of the detachable warrants granted to Migdalor as part of the loan agreement with Migdalor.

3.	In addition, concurrently with the IPO and in connection with the consummation of the IPO, the Company issued common stock warrants to the underwriters. The warrants are exercisable into 294,875 of the Company’s common shares for an exercise price of $5 per share and can be exercised at any time during a period of 5 years from the issuance date (i.e. until May 17, 2027). The warrants are classified as equity based on the guidance provided under ASC 718-10.

As of the issuance date of the underwriter warrants, the fair value of the warrants was estimated at $145. The valuation was based on a Black-Scholes option-pricing model, using an expected volatility of 54%, a risk-free rate of 3.01%, a contractual term of 5 years, an expected dividend yield of 0% and a stock price at the issuance date of $1.95.

e.	The Company redeemed 1,783,773 shares of non-voting common stock at their par value, removing the stock from shareholders’ equity.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES:

a.	Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Certain prior period amounts have been reclassified to conform to the current year presentation.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (continued):

b.	Use of estimates in preparation of financial statements

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company evaluates on an ongoing basis its assumptions, including those related to contingencies, Fair value of financial instruments, inventory write-offs, as well as in estimates used in applying the revenue recognition policy (See note 2l). The Company’s management believes that the estimates, judgment, and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

c.	Functional currency

The currency of the primary economic environment in which the operations of the Company and its Subsidiary are conducted is the U.S. dollar (“$” or “dollar”). Therefore, the functional currency of the Company and its Subsidiary is the dollar. In determining the appropriate functional currency to be used, the Company reviewed factors relating to sales, costs and expenses, financing activities and cash flows.

Transactions and balances denominated in dollars are presented at their original amounts. Non-dollar transactions and balances have been re-measured to dollars in accordance with the provisions of ASC 830-10, “Foreign Currency Translation”. All transaction gains and losses from re-measurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of comprehensive loss as financial income or expenses, as appropriate.

d.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and the Subsidiary. Intercompany transactions and balances have been eliminated upon consolidation.

e.	Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents are carried at cost, which approximates their fair value.

f.	Restricted cash and restricted deposits

Restricted cash consists of cash held in restricted accounts, classified as current or long term based on the expected timing of the disbursement. Restricted deposits consist of deposits held in restricted deposits bank accounts including deposits held as collateral for guarantees to third parties and other, classified as current or long term based on the expected timing of the disbursement

g.	Treasury Shares

Treasury shares represents ordinary shares repurchased by the Company that are no longer outstanding and are held by the Company. Treasury shares are accounted for under the cost method. Under this method, repurchases of ordinary shares are recorded as treasury shares at historical purchase prices. At retirement, the ordinary shares account is charged only for the aggregate par value of the shares. The treasury shares have no rights.

h.	Trade Receivables, net

Trade receivables are recorded at the invoiced amount, are unsecured and do not bear interest. Trade receivables are stated net of allowances. The allowance for doubtful accounts is based on the Company’s periodic assessment of the collectability of the accounts based on a combination of factors including the payment terms of each account, its age, the collection history of each customer, and the customer’s financial condition. On this basis, management has determined that an allowance for doubtful accounts of $125 and $61 was appropriate as of December 31, 2022, and December 31, 2021, respectively. Allowance for doubtful expense for the years ended December 31, 2022, and 2021 was $64 and $0, respectively.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (continued):

i.	Inventories

Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Inventory write-offs are provided to cover risks arising from slow-moving items, excess inventories, discontinued products, new products introduction and for market prices lower than cost. Any write-off is recognized in the consolidated statement of comprehensive loss as cost of revenues. In addition, if required, the Company records a liability for firm non-cancelable and unconditional purchase commitments with contract manufacturers for quantities in excess of the Company’s future demands forecast consistent with its valuation of excess and obsolete inventory.

Cost is determined as follows:

Raw materials, parts, supplies and finished products- using the weighted average cost method.

j.	Property and equipment, net

Property and equipment is stated at cost less accumulated depreciation. Maintenance and repairs are expensed as incurred. Depreciation expense is calculated on a straight-line basis over the estimated useful lives of the related assets. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts and the related gain or loss is reported in the statement of comprehensive loss.

Annual rates of depreciation are as follows:

%

Computers, electronic equipment and software	Mainly 33%
Office furniture and equipment	7
Leasehold improvements	By the shorter of lease term and the estimated useful life of the asset

k.	Impairment of long-lived assets subject to amortization

The Company evaluates long-lived assets, such as property and equipment with finite lives, for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Company identifies impairment of long-lived assets when estimated undiscounted future cash flows expected to result from the use of the assets plus net proceeds expected from disposition of the assets, if any, are less than the carrying value of the assets. If the Company identifies an impairment, the Company reduces the carrying amount of the assets to their estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values.

l.	Revenue recognition

The Company’s product consists of hardware and an embedded software that function together to deliver the product’s essential functionality. The embedded software is essential to the functionality of the Company’s products. The Company’s products are sold with a two-year warranty for repairs or replacements of the product in the event of damage or failure during the term of the support period, which is accounted for as a standard warranty. Services relating to repair or replacement of hardware beyond the standard warranty period are offered under renewable, fee-based contracts and include telephone support, remote diagnostics and access to on-site technical support personnel.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (continued):

The Company also offers its customers other management software. The Company sells its other non-embedded software either as perpetual or as term-based licenses.

The Company provides, to certain customers, software updates that it chooses to develop, which the Company refers to as unspecified software updates, and enhancements related to the Company’s management software through support service contracts. The Company also offers its customers product support services which include telephone support, remote diagnostics and access to on-site technical support personnel.

The Company’s customers are comprised of resellers, system integrators and distributors.

The Company follows five steps to record revenue: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) it satisfies its performance obligations.

Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the good or service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract.

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods or services to the customer. The Company’s contracts do not include additional discounts once product price is set, right of returns, significant financing components or any forms of variable consideration.

The Company uses the practical expedient and does not assess the existence of a significant financing component when the difference between payment and revenue recognition is less than a year. The Company’s service period is for one year and is paid for either up front or on a quarterly basis.

Sales of products

Most of the Company’s contracts are of a single performance obligation (sales of the product with a standard warranty) thus the entire transaction price is allocated to the single performance obligation. In addition, the Company also sells separate services such as product support service and extended warranty.

Sales of software with related services

The Company sells perpetual management software and term-based licenses for its management software together with related services. The perpetual management software stand-alone selling price is established by taking in consideration available information such as historical selling prices of the perpetual license, geographic location, and market conditions. For contracts that contain more than one identified performance obligation (a term-based license for its management software together with related services), the stand-alone selling price of a term-based license, is based on a ratio from the relevant perpetual management software stand-alone selling price. The stand-alone selling price of the related service is then determined by applying the residual method.

Revenue from selling the Company’s product and/or the software management (either as term-based or perpetual) is recognized at a point in time which is typically at the time of shipment of products to the customer or when the code is transferred, respectively. Revenue from services (e.g., product support service, software support service or extended warranty) is recognized on a straight-line basis over the service period, as a time-based measure of progress best reflects our performance in satisfying this performance obligation.

m.	Cost of revenues

Cost of revenues includes cost of materials, costs associated with packaging, assembly and testing costs, as well as cost of personnel (including share-based compensation), shipping costs, royalties, costs of logistics and quality assurance, access to on-site technical support personnel as well as warranty expenses and other expenses associated with manufacturing support.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (continued):

n.	Leases

The Company’s lease accounting policy until December 31, 2021, prior to the adoption of the new lease standard - ASC-842.

The Company leases real estate and cars for use in its operations, which are classified as operating leases. Rental expense for year ended December 31, 2021, was $516.

The lease expenses are recognized on a straight-line basis over the expected lease term and is included in the operating expenses in the Company’s consolidated statements of comprehensive loss.

The Company’s lease accounting policy from January 1, 2022, following the adoption of the new lease standard

The Company adopted the new lease standard and all the related amendments on a prospective basis as of January 1, 2022, and used the effective date as the Company’s date of initial application. Consequently, historical financial information was not updated, and the disclosures required under the new standard are not provided for dates and periods before January 1, 2022.

The Company determines if an arrangement is or contains a lease at inception. If an arrangement is a lease, the Company determines whether it is an operating lease or a finance lease at the lease commencement date. As of December 31, 2021, and 2022, the Company did not have any finance leases. Operating leases are included in operating lease right of use assets and operating lease liabilities (current and non-current) in the Company’s consolidated balance sheets.

Operating lease ROU assets represent the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date., the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments.

The new lease standard also provides practical expedients for an entity’s ongoing accounting. The Company elected the short-term lease recognition exemption for all leases with a term shorter than 12 months. This means, for those leases, The Company does not recognize ROU assets or lease liabilities, including not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition The Company also elected to apply the practical expedient to not separate lease and non-lease components for its real-estate leases.

Regarding leases denominated in a foreign currency, the related ROU assets are remeasured using the exchange rate in effect at the date of initial recognition; the related lease liabilities are remeasured using the exchange rate in effect at the end of the reporting period.

Certain of the Company’s lease agreements include rental payments based on changes in the CPI. Lease liabilities are not remeasured as a result of changes in the CPI; instead, changes in the CPI are treated as variable lease payments and recognized in the period in which the related obligation was incurred. The Company includes these variable payments in the initial measurement of the lease right-of-use asset and lease liability. On the effective date, the Company included, in the initial measurement of the ROU asset and lease liability, the lease payments based on the then-current CPI.

In lease agreements that include extension options, the lease term includes the options to extend the lease, only to the extent it is reasonably certain that the Company will exercise such extension options.

The application of ASC 842 has resulted in the recognition of approximately $1,046 ROU assets and lease liabilities on the Company’s balance sheet as of the effective date, and in the requirement to provide significant new disclosures regarding the Company’s leasing activities and to enable users of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. However, the adoption of this standard does not have a significant impact on the Company’s consolidated statements of comprehensive loss and consolidated statements of cash flows. See note 7 for further discussion.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (continued):

Sublease

In October 2021, the Company entered into a sublease agreement for its offices in the United States.

The Company applies the guidelines in ASC-842 regarding subleases, which states that the classification should be based on the underlying asset being subleased and concluded that the sublease is an operating lease where the Company is the Lessor.

The sublease income is recognized on a straight-line basis over the expected lease term and is included in the operating expenses in the Company’s consolidated statements of comprehensive loss.

o.	Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1, SEC Staff Accounting bulletin Topic 5A – “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction of equity.

The Company incurred offering costs amounting to approximately $1.45 million, related to underwriting discounts and commissions, and other offering costs of $1 million as a result of the IPO.

p.	Basic and diluted net loss per share

Basic net loss per share is computed using the weighted average number of common shares and fully vested RSUs outstanding during the period, net of treasury shares. In computing diluted loss per share, basic loss per share is adjusted to take into account the potential dilution that could occur upon: (i) the exercise of options and non-vested RSUs granted under employee stock compensation plans, and the exercise of warrants using the treasury stock method; and (ii) the conversion of the redeemable convertible preferred stock, and convertible loan using the “if-converted” method, by adding to net loss the change in the fair value of the convertible loan, net of tax benefits, and by adding the weighted average number of shares issuable upon assumed conversion of these instruments.

q.	Fair value of financial instruments

Fair value measurements are classified and disclosed in one of the following three categories:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 – Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (continued):

The following table represents the fair value hierarchy for the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31:

		Fair value measurements at December 31, 2022
Description	Total	Level 1	Level 2	Level 3
	U.S. dollars in thousands
Liabilities:
Warrants (Note 14)	$8	$-	$-	$8

		Fair value measurements at December 31, 2021
Description	Total	Level 1	Level 2	Level 3
	U.S. dollars in thousands
Assets:
Monet market funds	$102	$102	$-	$-

Liabilities:
Convertible Loan (Note 11)	$4,905	$-	$-	$4,905
Warrants (Note 14)	$2,149	$-	$-	$2,149

As of December 31, 2022, and 2021, the fair values of the Company’s cash, cash equivalents, short and long-term deposits, trade receivables, trade payables, long-term loan and restricted cash approximated the carrying values of these instruments presented in the Company’s consolidated balance sheets because of their nature.

r.	Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, and trade receivables. Cash and cash equivalents and restricted cash are placed with banks and financial institutions in the United States and Israel.

Management believes that the financial institutions that hold the Company’s investments are financially sound and, accordingly, present minimal credit risk with respect to those investments.

The Company’s trade receivables are derived primarily from telecommunication operators, the Company’s reseller customers and enterprises located mainly in the United States, Europe, and Asia.

Credit risk with respect to trade receivables exists to the full extent of the amounts presented in the consolidated financial statements. Management makes judgments as to its ability to collect outstanding accounts receivable and provides allowances for the applicable portion of accounts receivable when collection becomes doubtful.

Management provides allowances based upon a specific review of all significant outstanding invoices, analysis of its historical collection experience, and current economic trends. If the historical data used to calculate the allowance for doubtful accounts does not reflect the Company’s future ability to collect outstanding accounts receivable, additional provisions for doubtful accounts may be needed, and the future results of operations could be materially affected.

The Company has major customers, representing:

1.	29% and 46% of the Company Trade receivables balance as of December 31, 2022 and December 31, 2021 respectively.

2.	23% and 0% of the Company Trade receivables balance as of December 31, 2022 and December 31, 2021 respectively.

3.	10% and 4% of the Company Trade receivables balance as of December 31, 2022 and December 31, 2021 respectively.

See note 18 for details regarding the revenues from these customers.

The Company does not see any credit risk regarding this balance, as most of the remaining balance was paid off after the balance sheet date.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (continued):

s.	Risks and uncertainties

The Company is subject to a number of risks associated with companies in a similar stage of development, including, but not limited to, dependence on key employees; potential competition from larger, more established companies; the ability to develop and bring new products to market; the ability to attract and retain additional qualified personnel; the ability to obtain raw materials required to deliver its products to customers ; and the ability to obtain adequate financing to support its growth.

t.	Warranty costs

The Company’s products generally include standard warranty of two years for product defects. The Company accrues for warranty at the time revenue is recognized. The Company’s estimates of future warranty obligations may change due to product failure rates, material usage, and other rework costs incurred in correcting a product failure. In addition, specific warranty accruals may be recorded if unforeseen problems arise. The provision for warranty amounted to $96 and $158 as of December 31, 2022, and 2021, respectively. These provisions are included in other accrued liabilities and non-current liabilities in the accompanying consolidated balance sheets.

The following table sets forth activity in the Company’s accrued warranty account for each of the years ended December 31, 2022, and 2021.:

	Year ended December 31
	2022	2021
	U.S. dollars in thousands
Balance at the beginning of the year	158	90
Cost incurred	(7)	(68)
Expense (income) recognized	(55)	136
Balance at the end of the year	96	158

u.	Sales and marketing expenses

Sales and marketing expenses include such expenses for the company’s sales teams, business development activities, sales engineering, and customer support.

v.	Research and development costs, net

Research and development costs are expensed as incurred and include compensation for engineers, external services, and material costs associated with new product development, enhancement of current products. During 2022 and 2021, no grants were received.

Based on the Company’s product development process, the Company does not incur material costs after the point in time at which the product as a whole reaches technological feasibility.

w.	Shipping and handling

The Company classifies shipping and handling charged to customers as revenues and classifies costs relating to shipping and handling as cost of revenues.

x.	Government grants and related royalties

The Company is paying royalties to the government of Israel for funding received for research and development. Royalties are calculated and paid at a rate of 3% of the applicable revenues. During 2022 and 2021, respectively, the Company incurred royalty expenses of $257 and $258, included within cost of revenues (see note 12).

y.	Segments

The Company operates in one segment. Management does not segregate its business for internal reporting. The chief operating decision maker is the Company’s Chief Executive Officer (“CODM”) The CODM evaluates the performance of its business based on financial data consistent with the presentation in the accompanying financial statements. The Company concluded that its unified business is conducted globally and accordingly represents one operating segment.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (continued):

z.	Income taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value if it is more likely than not that a portion or all of the deferred tax assets will not be realized.

ASC 740 contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement.

Taxes which would apply in the event of disposal of investment in foreign subsidiary has not been taken into account in computing the deferred taxes, since the Company’s intention is to hold, and not to realize the investment.

aa.	Employee related benefits:

Severance pay

The Company’s liability for severance pay for its Israeli employees is calculated pursuant to the Israeli Severance Pay Law based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees whose employment is terminated by the Company or who are otherwise entitled to severance pay in accordance with Israeli law or labor agreements are entitled to one month’s salary for each year of employment or a portion thereof. The Company’s liability for all of its Israeli employees is partly provided for by monthly deposits for insurance policies and the remainder by an accrual. The value of these policies is recorded as an asset in the Company’s consolidated balance sheet. Such deposits are not considered to be “plan assets” and are therefore included in other non-current assets.

During April and May 2008 (the “transition date”), the Company amended the contracts of most of its Israeli employees so that starting on the transition date, such employees are subject to Section 14 of the Severance Pay Law, 1963 (“Section 14”) for severance pay accumulated in periods of employment subsequent to the transition date. Pursuant to Section 14, these employees are entitled to monthly deposits made by the Company on their behalf with insurance companies. These deposits are not recorded as an asset on the Company’s balance sheet, and there is no liability recorded as the Company does not have a future obligation to make any additional payments. The Company’s contributions to the defined contribution plans are charged to the consolidated statements of Comprehensive loss as and when the services are received from the Company’s employees. For the Company’s employees in Israel that began employment prior to Article 14, the Company calculates the liability for severance pay based on the most recent salary of these employees multiplied by the number of years of employment as of the Article 14 inception date. These liabilities are presented under accrued severance pay in the Company’s consolidated balance sheets. The amounts used to fund these liabilities are included in the Company’s consolidated balance sheets under severance pay fund.

The carrying value for the deposited funds for the Company’s employees’ severance pay for employment periods prior to the transition date include profits and losses accumulated up to the balance sheet date.

The amounts of Contribution plans expenses were approximately $182 and $156 for each of the years ended December 31, 2022, and 2021, respectively.

The Company expects to contribute approximately $189 in the year ending December 31, 2023, to insurance companies in connection with its contribution plans.

Gain (loss) on amounts funded in respect of employee rights upon retirement totaled approximately $(4) and $(8) for the years ended December 31, 2022 and 2021, respectively.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (continued):

401(k) profit sharing plans

The Company has a number of savings plans in the United States that qualify under Section 401(k) of the current Internal Revenue Code as a “safe harbor” plan. The Company must make a mandatory contribution to the 401(k) plan to satisfy certain nondiscrimination requirements under the Internal Revenue Code. This mandatory contribution is made to all eligible employees. The contribution costs were $9 and $6 for the years ended December 31, 2022, and 2021, respectively.

bb.	Share-based compensation

Share-based compensation expense for all share-based payment awards, including share options and restricted share units (“RSUs”), is determined based on the grant-date fair value. The Company recognizes these compensation costs net of actual forfeitures and recognizes compensation cost for all options on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four years and three years for the RSUs.

The Company accounts for share-based compensation arrangements with nonemployees based on the estimated fair value of the equity instrument using the Black-Scholes option-pricing model. Compensation cost is recognized over the period that the services are provided, and the award is earned by the counterparty.

The Company follows ASC 718 to determine whether a share-based payment should be classified and accounted for as a liability award or equity award. All grants of share-based awards to employees classified as equity awards are recognized in the financial statements based on their grant date fair values which are calculated using the Black-Scholes Option-pricing model.

For options and RSU’s with graded vesting, the Company has elected a fair-value-based measure of the entire award by using a single weighted-average expected term.

The Company has adopted the actual approach as its accounting policy to account for forfeitures’ effect on its share-based payments (i.e., to account for forfeitures as they occur).

cc.	Convertible Note

The Company follows ASC 480-10, Distinguishing Liabilities from Equity (“ASC 480-10”) in its evaluation of the accounting for a hybrid instrument. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (a) a fixed monetary amount known at inception; (b) variations in something other than the fair value of the issuer’s equity shares; or (c) variations inversely related to changes in the fair value of the issuer’s equity shares. Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives and are carried as a liability at fair value at each balance sheet date with remeasurements reported in interest expense in the accompanying Consolidated Statements of Comprehensive Loss.

The Company concluded that the value of the note is predominantly based on a fixed monetary amount known at the date of issuance, to be converted into shares of common stock, at a conversion price per share reflecting a discount of 40% conversion price Accordingly, the note was classified as a liability and is measured at its fair value, pursuant to the provisions of ASC 480-10. Upon the consummation of the IPO, the convertible note was automatically converted into the Company’s common stock based on its contractual terms and conditions. (See note 10).

dd.	Convertible loan

The Company follows ASC 480-10, Distinguishing Liabilities from Equity (“ASC 480-10”) in its evaluation of the accounting for a hybrid instrument. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (a) a fixed monetary amount known at inception; (b) variations in something other than the fair value of the issuer’s equity shares; or (c) variations inversely related to changes in the fair value of the issuer’s equity shares. Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives and are carried as a liability at fair value at each balance sheet date with remeasurements reported in interest expense in the accompanying Consolidated Statements of Comprehensive Loss.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (continued):

The Company concluded that the value of the loan is predominantly based on a fixed monetary amount known at the date of issuance, to be converted into shares of common stock, at a conversion price per share reflecting a discount of no more than 65% of the lowest price per share paid by any investor in an offering. Accordingly, the loan was classified as a liability and is measured at its fair value, pursuant to the provisions of ASC 480-10. Upon the consummation of the IPO, the convertible loan was automatically converted into the Company’s common stock based on its contractual terms and conditions. (See note 11).

ee.	Warrants

Common stock warrants

The Company accounts for its warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and applicable authoritative guidance in Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, or meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. See note 14.

Redeemable Preferred stock warrants

The Company accounts for redeemable preferred stock warrants at fair value and classifies redeemable preferred stock warrants as liabilities in accordance with ASC 480, as the warrants are exercisable into contingently redeemable preferred stock as described in Note 14. All redeemable preferred stock warrants are recognized at fair value and re-measured at each balance sheet date. At the end of each reporting period, changes in fair value during the period are recognized as a component of financial income (expense), net.

Following the guidance of ASC 480 the warrants were required to be classified as a liability because the redemption feature of their underlying redeemable preferred stock potentially requires the Company to repurchase its stock by transferring assets upon specific events which would not necessarily be within the control of the Company (See note 14). In connection with the consummation of the IPO, the type of the stock has changed from redeemable preferred stock to common stock at conversion, and the Company re-evaluated the classification of certain warrants.

Other redeemable preferred stock warrants were converted into the Company’s common stock upon the consummation of the IPO.

Warrants issued in connection with obtaining loans and/or securing credit facilities

Warrants issued in connection with obtaining a loan or securing a credit facility are considered deferred issuance costs. Deferred issuance costs for obtaining a loan are reflected as a deduction from the carrying amount of the related loan and are amortized using the effective interest method. Deferred issuance costs incurred in connection with securing a credit facility of non-revolving loans are recorded as an asset on our consolidated balance sheets and amortized on a straight-line basis over the term of the arrangement, until the loan, or a portion of the loan is withdrawn. When the loan or a portion of a loan is withdrawn, the unamortized related deferred issuance cost, or a portion of it, is deducted from the loan and is subsequently amortized according to the effective interest method. (See note 14).

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (continued):

ff.	Redeemable Preferred stock

The Company’s redeemable preferred stock is not mandatorily redeemable, nor redeemable at the option of the holder after a specified date, but a deemed liquidation event would constitute a redemption event outside of the common shareholders’ control. Therefore, all redeemable Preferred stock has been presented outside of permanent equity in accordance with ASC 480-10-S99-3A, “Distinguishing Liabilities from Equity”. Upon the consummation of the IPO, all of the Company’s redeemable preferred stocks were converted into common stock and reclassified from temporary equity, into permanent equity (see note 2)

gg.	Commitments and contingencies

The Company accounts for its contingent liabilities in accordance with ASC Topic 450, Contingencies (“ASC 450”). A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter.

hh.	Reverse stock split

On April 15, 2022 (the “Closing Date”), the Company’s Board of Directors approved a Reverse Stock Split in the ratio of forty-six to-one. The Reverse Stock split became effective as of May 2, 2022.

The Company accounted for the Reverse Stock Split on a retroactive basis pursuant to ASC 260. As a result, all common stock, Non-voting Common stock, redeemable Preferred stock and options outstanding and exercisable for common stock, exercise prices and income (loss) per share amounts have been adjusted, on a retroactive basis, for all periods presented in these consolidated financial statements, to reflect such Reverse Stock Split.

ii.	New Accounting Pronouncements

Recently adopted accounting pronouncements:

In February 2016, the FASB issued ASU 2016-02 “Leases” (the “new lease standard” or “ASC 842”). The guidance establishes a right-of-use model (“ROU”) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application.

The Company adopted the new lease standard and all the related amendments on January 1, 2022 and used the effective date as the Company’s date of initial application. Consequently, financial information was not updated and the disclosures required under the new standard are not provided for dates and periods before January 1, 2022.

ASC 842 provides a number of optional practical expedients in transition, which permits the Company not to reassess its prior conclusions regarding lease identification, lease classification and initial direct costs under the new standard. The Company elected to utilize the available package of practical expedients permitted under the transition guidance within ASC 842 which does not require it to reassess the prior conclusions about lease identification, lease classification and initial direct costs.

Upon adoption of ASC 842, the Company recognized operating right-of-use assets of $1,046 with corresponding operating lease liabilities on its consolidated balance sheet as of January 1, 2022. See Note 7 for further details.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (“Topic 740”): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU No. 2019-12 is effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The adoption of this guidance did not have a significant impact on the Company’s consolidated financial statements.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (continued):

In November 2021, the FASB issued ASU 2021-10 “Government Assistance (Topic 832),” which requires annual disclosures that increase the transparency of transactions involving government grants, including (1) the types of transactions, (2) the accounting for those transactions, and (3) the effect of those transactions on an entity’s financial statements. The Company applied the guidance prospectively to all in-scope transactions beginning fiscal year 2022. The Company adopted this guidance, and the adoption did not have a material impact on the Company’s consolidated financial statements.

Recently issued accounting pronouncements, not yet adopted:

As an emerging growth company, the Jumpstart Our Business Startup Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance will be effective for the Company beginning January 1, 2023, and interim periods therein. Early adoption is permitted. The Company evaluated the effect that ASU 2016-13 will have on its consolidated financial statements and has determined that there will be no effect.

In March 2020, the FASB issued ASU 2020-04 “Reference Rate Reform (Topic 848)—Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” This guidance provides optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The guidance applies only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. This guidance is effective for all entities as of March 12, 2020, through December 31, 2022.

The Company’s exposure to reference rate reform is due to royalties payments the Company is obligated to pay for research and development grants received from the Government of Israel (see note 8b). As of the date of these consolidated financial statements, the Israeli Innovation Authority (“IIA”) has not determined an alternative benchmark rate to the LIBOR. However, the Company will consider this guidance as future modifications are made.

In June 2020 the FASB issued Accounting Standards Update (“ASU”) 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain convertible instruments, amends guidance on derivative scope exceptions for contracts in an entity’s own equity and modifies the guidance on diluted earnings per share calculations as a result of these changes. ASU 2020-06 will be effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the effect of this standard on its consolidated financial statements.

NOTE 4 - INVENTORIES:

	December 31
	2022	2021
	U.S. dollars in thousands
Raw materials	593	356
Finished goods	586	541
	1,179	897

Inventory write-downs totaled to $147 and $102 during the year ended December 31, 2022, and 2021 respectively.

NOTE 5 - PREPAID EXPENSES AND OTHER CURRENT ASSETS:

	December 31
	2022	2021
	U.S. dollars in thousands
Prepaid expenses	473	194
Governmental authorities	130	82
Accrued income	75	122
	678	398

NOTE 6 - PROPERTY AND EQUIPMENT, NET:

	December 31
	2022	2021
	U.S. dollars in thousands
Cost:
Computer, software, and electronic equipment	8,575	8,575
Office furniture and equipment	872	872
Leasehold improvements	292	292
	9,739	9,739
Less: accumulated depreciation	9,659	9,636
Property and equipment, net	80	103

Depreciation expense was $23 and $37 for the years ended December 31, 2022, and 2021, respectively.

NOTE 7 - LEASES:

1)	The Company has an operating lease agreement for its facility in the United States, which expires on March 31, 2024. The Company is not reasonably certain that it will exercise the 5-year extension option and hence, the extension period was excluded from the measurement of the ROU asset and the lease liability. The lease payments are denominated in USD.

2)	On July 1, 2022, the Company entered into a new operating lease agreement for additional offices in the United States, which expires on September 30, 2025. The lease payments are denominated in USD.

3)	The Company’s Israeli subsidiary has an operating lease agreement for a facility in Israel, which expires on April 30, 2023. The Company does not have an option for extending the lease agreement. The lease payments are denominated in ILS and are indexed to the consumer price index.

4)	On October 18, 2021, the Company entered into an agreement to sublease its facility to an unrelated third party in the United States. The sublease ends March 31, 2024. The sublease is classified as an operating lease. The Company recognized lease income during the year ended December 31, 2022 in the amount of $168.

5)	The Company leases its motor vehicles under operating lease agreements.

6)	The Company’s Israeli subsidiary has an operating lease agreement for testing equipment in Israel, which expires on February 07, 2025. The lease payments are denominated in ILS.

7)	The Company adopted the new accounting standard ASC 842 “Leases” and all related amendments on January 1, 2022, and used the adoption date as the Company’s date of initial application.

Supplemental information related to leases is as follows:

December 31, 2022
Operating leases:
Operating lease right-of-use assets	$726
Current Operating lease liabilities	$445
Non-Current Operating lease liabilities	$237
Total Operating lease liabilities	$682

NOTE 7 - LEASES (continued):

Other information:

Year ended December 31, 2022
Cash paid for amounts included in the measurement of lease liabilities (cash paid in thousands)	$747
Weighted Average Remaining Lease Term	1.50
Weighted Average Discount Rate	3.49%

The lease costs components are as follows:

Year ended December 31, 2022
Fixed payments	$723
Variable payments that depend on an index or rate	24
Total lease cost	$747

Maturities of operating lease liabilities were as follows:

December 31, 2022
2023	$476
2024	177
2025	70
Total operating lease payments	723
Less: imputed interest	(41)
Present value of lease liabilities	$682

NOTE 8 - OTHER ACCRUED LIABILITIES:

	December 31
	2022	2021
	U.S. dollars in thousands
Tax authorities	-	10
Accrued expenses	1,190	813
Accrued standard warranty	48	79
	1,238	902

NOTE 9 - LOANS:

a.	As a result of the COVID pandemic, the US and Israeli governments offered different programs of financial aid. The Company participated in the following programs:

On July 1, 2020, the Company received funding from an American Bank under the Small Business Administration COVID19 EIDL Program in the total of $150. The loan bears interest of 3.75% per annum, the principal shall be repaid in 360 equal monthly payments starting January 1, 2023, unless forgiven per program regulations (the “EIDL Loan”).

On February 5, 2021, the Company entered into a loan agreement with an American Bank under the Small Business Administration Payroll Protection Program (“PPP Loan”) in the total of $191. The PPP Loan may be eligible for forgiveness, and if not eligible bears an interest of 1% per annum. The principal and interest, if not forgiven, is payable within 2 years. The Company filed a request for a forgiveness of the loan and received full forgiveness during 2021. The forgiven amount was recognized net in payroll expenses.

NOTE 9 - LOANS (continued):

b.	On December 9, 2020, the Company signed a new loan agreement with an Israeli based financial institution for a loan of up to 20 million NIS (“New Israeli Shekel”) (an amount of $6,000) (the “New Loan”). The Company received $3,000 on December 2020, and additional $2,000 in January 2021. The loan bears interest of 9.6% per annum. The interest shall first be paid in 12 payments starting February 1, 2021. Starting February 1, 2022, the loan principal and interest shall be repaid in 72 equal payments, plus a onetime interest payment after the 36th month.

As part of the loan agreement, the Company issued the new Lender warrants to acquire common stock in the amount of $1,500 (see Note 14 regarding the warrants granted).

In November 2021, the Company received additional funding in the amount of $1,000 from the New Lender. The loan bears interest of 9.6% per annum. Starting February 1, 2022, the loan principal and interest shall be repaid in 72 equal monthly payments, plus a onetime interest payment after the 24th month. The Company increased the value of the warrant issued to the New Lender to $1,800 (see also Note 14). As of December 31, 2022, the total loan balance outstanding was $5,016 (including $544 current maturities).

The loan covenants (the “covenants”) include a debt to EBITDA minimum ratio or a coverage ratio of the loan by current assets.

On December 21, 2022, pursuant to the terms of the loan Agreement, the Company deposited $2 million to a Company-owned interest-bearing bank account, or the “designated account” (as defined in the Agreement), to satisfy the required obligation associated with the loan agreement. An additional $2 million deposited in the designated account by February 28, 2023. (See note 21(d)).

As of December 31, 2022, the Company was in compliance with the covenants.

As of December 31, 2022, future payments are summarized as follows:

	EIDL Loan	New Loan	New Loan
		from December 2020 and January 2021 - In NIS *	from November 2021- In NIS *
2023	9	3,684($1,047)	704($200)
2024	9	5,567($1,582)	1,080($307)
2025	9	3,684($1,047)	704($200)
2026	9	3,684($1,047)	704($200)
2027	9	3,684($1,047)	704($200)
2028 and thereafter	129	303($86)	60($17)
Less- accumulated interest	(12)	(5,673) ($1,612)	(1,239) ($352)
Total	162	14,935($4,244)	2,717($772)

*	The exchange rate used in translation is $1 – 3.519 New Israeli Shekel.

NOTE 10 - CONVERTIBLE NOTE:

During December 2021 to April 2022, the Company offered up to $3,000 of the Company’s 6% convertible note where both principal and 6% annual interest are due three years from the date of execution (the “Notes”). The Notes were subject to optional and mandatory conversion into shares of the Company’s Common stock, $0.0001 par value. In January 2022 the Company performed a first closing of $2,100 convertible notes out of the $3,000 offered, and in April 2022, a second closing of $60 convertible notes, which private placement was completed pursuant to an exemption from registration under Rule 506(b) of the Securities Act of 1933, as amended (“Securities Act”)and was funded by this amount (less fees and expenses). The notes were convertible at any time by the holders into common stock and automatically converted to common stock upon the consummation of an Initial Public Offering (“IPO”) at a 40% discounted conversion price.

NOTE 10 - CONVERTIBLE NOTE (continued):

The Notes had an optional conversion price at a 40% discount based on a $50m value in the event that an IPO is not consummated and if an IPO is not consummated within 18 months of the issuance of the Notes, the value of the Notes would be set at 110% of their then balance.

Prior to the IPO, discussed further in Note 2, the Company determined that the predominant scenario was the IPO event. The Company measured the convertible note in its entirety at fair value with changes in fair value recognized as financial income or loss in accordance with ASC 480-10.

On May 17, 2022, the Company finalized its IPO, as discussed in Note 2 and the notes were converted into the Company’s common stock. The following table presents a roll forward of the fair value of the Notes in the year ended December 31, 2022:

December 31, 2022
Fair value at the beginning of the period	$-
Additions	1,847
Change in fair value reported in statement of comprehensive loss	1,753
Conversion to the Company’s common stock	(3,600)
Fair value at the end of the period	$-

The Company recorded financial expenses associated with the Notes during the year ended December 31, 2022, in the amount of $1,753.

NOTE 11 - CONVERTIBLE LOAN:

On March 28, 2017, the Company entered into a convertible loan agreement (the “CLA”) in an aggregate principal amount of up to $ 2,000. Loans under this agreement bear interest of 10% per annum. Following an amendment in March 2022, which was approved by the required majority of the CLA holders, the maturity date of the CLA was established to be the earlier of (i) January 1, 2023, (ii) event of default (as defined in the Agreement) or (iii) deemed liquidation event (as defined in the Company’s certificate of incorporation), in which the lenders are entitled to receive an amount equal to 300% of the principal amount of the loan. As of December 31, 2021, $1,526 had been received under the CLA.

The valuation was performed under alternative scenarios of consummating an IPO or remaining private..

The IPO scenario was estimated at 75% (2021: 37.5%) of an IPO occurring in May 2022. Upon consummation of an IPO, the holders of the CLA would have the right to convert the principal amount of the loan into common stock at a conversion price per common stock reflecting a discount of 30% plus an additional 1% for each two calendar months following March 2017.

Upon the consummation of the IPO, the CLA was automatically converted into the Company’s common stock based on its contractual terms and conditions. For further information, see Note 2 Above.

The following is a roll forward of the fair values:

	Year ended December 31
	2022	2021
Fair value at the beginning of the year	$4,905	3,563
Change in fair value reported in statement of comprehensive loss	1,648	1,342
Conversion to the Company’s common stock	(6,553)	-
Fair value at the end of the period	$-	4,905

NOTE 12 - COMMITMENTS AND CONTINGENCIES:

a.	As of December 31, 2021, the Company was obligated under noncancellable operating lease agreements for certain sales offices and vehicles.

Future minimum lease payments for noncancellable operating leases with initial or remaining terms in excess of one year are as follows:

Fiscal year ending December 31:

2022	573
2023	294
2024	42
Total minimum lease payments	909

b.	The Company is obligated to repay certain research and development grants received from the Government of Israel in the form of a royalty rate on future sales of products derived from the funded research and development activities (see also Note 2g). The aggregate amount of royalties to be paid is determined based on 100% of the total grants received for qualified projects plus interest based on LIBOR. The Company may be required to pay royalties based on previous years funding in periods after December 31, 2022, for the future sale of product that includes technology developed and funded with these research and development grants received to date.

As of December 31, 2022, the Company had received approximately $14,300 (approximately $15,500 including LIBOR) and repaid approximately $10,000 in such grants.

During the year 2022, the Company paid an amount of $221, due in regards to previous years.

As of December 31, 2022, and 2021, the Company had a liability to pay royalties in the amount of approximately $900 and $818, respectively.

NOTE 13 - REDEEMABLE CONVERTIBLE PREFERRED STOCK:

The rights, preferences, and privileges of the redeemable preferred stock (series A and series B) are described below:

Dividends:

a.	The holders of redeemable convertible preferred stock shall be entitled to receive dividends, out of any assets legally available therefore, when and as declared by the Board of Directors from time to time, out of any assets of the Company legally available, therefore.

b.	The Company may not declare or pay any dividends or make any distribution of assets on, or redeem, purchase or otherwise acquire, shares or any other capital shares of the Company ranking junior to the redeemable convertible preferred stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, unless a corresponding distribution is effected in respect of the redeemable convertible preferred stock as if the redeemable convertible preferred stock had been converted into common stock.

No dividends have been declared to date.

Conversion rights:

Each of the holders of redeemable convertible preferred stock shall have the right, at such holder’s discretion, at any time or from time to time, to convert each redeemable convertible preferred share held by it into such number of fully paid and non-assessable shares of common stock as it is determined by dividing the applicable original issue price by the applicable conversion price per share for the redeemable convertible preferred stock in effect at the time of conversion. The initial conversion price for each redeemable convertible preferred share shall be the original issue price for such redeemable preferred share. The conversion price is subject to adjustment.

Each redeemable convertible preferred stock will automatically convert into shares of common stock at the then-effective conversion price for each such share immediately upon the earlier of: (i) the Company’s sale of its common stock in a firm commitment, underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (“Securities Act”), which results in aggregate gross proceeds to the Company of not less than $ 5,000 at a Company valuation of at least $15,000; or (ii) the date specified in a written request to the Company for such conversion from either the holders (a) of at least 75% of the series B redeemable convertible preferred stock then outstanding, or (b) from the holders of at least 75% of the series A redeemable convertible preferred stock then outstanding.

NOTE 13 - REDEEMABLE CONVERTIBLE PREFERRED STOCK (continued):

Liquidation rights:

Upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary or deemed liquidation the assets of the Company available for distribution to its shareholders shall be distributed in the following order of priority:

First and in preference to any distribution of any available assets to the holders of any other class or series of share of the corporation, the holders of series B redeemable convertible preferred stock shall be entitled to receive an amount equal to $ 0.9991 per share plus interest at the rate of 8% per annum from the original issuance date of such series B redeemable convertible preferred stock. If the assets are insufficient to permit a full payment, then all assets shall be distributed ratably among the holders of series B redeemable convertible preferred stock.

In the event that, following the satisfaction of the B liquidation preference in full, the available assets shall exceed the amount necessary to pay the B liquidation preference, the remaining assets shall be distributed among the holders of series A redeemable convertible preferred stock in preference to holders of common stock, an amount equal to $ 0.60168 per share plus interest at the rate of 8% per annum from the original issuance date of such series A redeemable preferred stock. If the assets are insufficient to permit a full payment, then all assets shall be distributed ratably among the holders of series A. If the assets exceed the amount necessary to fulfill the payment, then the remaining assets shall be distributed ratably among the holders of common stock.

Voting rights:

The holders of redeemable convertible preferred stock will vote together with, in the same manner and with the same effect as the holders of common stock on all matters on which the holders of common stock shall be entitled to vote. The holders of redeemable convertible preferred Stock shall be entitled to cast such number of votes equal to the number of shares of common stock into which the redeemable convertible preferred stock are then convertible.

The Company applied the provision of ASC 480-10-S99-3A and classifies the redeemable convertible preferred Stock outside of permanent equity.

NOTE 14 - WARRANTS:

a)	On August 24, 2016, the Company issued warrants to Comerica Bank (“Comerica”) for the purchase of 73,048 shares of the Company’s Series B Redeemable Preferred Stock at an exercise price of $1.02672 per share contemporaneously with obtaining a loan from Comerica which was fully repaid in 2018 (the “Comerica Warrants”). The Comerica Warrants are exercisable at any time during the contract period which ends on August 24, 2026.

Additionally, in connection with the consummation of the IPO and the change of the type of the stock from redeemable preferred stock to common stock at conversion, the Company reassessed the Comerica Warrants. As part of the contractual terms and conditions of Comerica’s Warrants, a portion of the warrants are exercisable, as of the IPO date, into the Company’s common stock. The Comerica Warrants are still outstanding as of December 31, 2022. The Company has evaluated whether the Comerica Warrants are still classified as liabilities and concluded that due to a change-of-control provision which may affect the exercise price or entitle Comerica to demand cash, instead of shares, to settle the warrants, Comerica’s Warrants will continue to be classified as liabilities and will be exercisable into the Company’s common shares.

b)	During the period from February 2018 through November 2020, the Company issued warrants to Mizrahi-Tefahot Bank (“Mizrahi”) contemporaneously with obtaining a loan and a credit facility. The warrants are convertible into series B convertible redeemable preferred stock or common stock in a qualified financing round. The number of series B convertible redeemable preferred stock is determined by the lesser of (1) dividing the warrant amount (as determined under the contract) by the applicable exercise price which depends on the triggering event as established in the contract, or (2) the lowest stock purchase price in a qualified financing round.

NOTE 14 - WARRANTS (continued):

c)	During December 2020 and November 2021, the Company issued warrants to Migdalor contemporaneously with obtaining a loan. The warrants can either be (1) converted into the Company’s common stock (the number of which shall be determined based on the warrant amount established in the contract and the Company’s valuation as defined in the contract, or based on a triggering event), at any time during a period of 96 months), or (2) redeemed for cash based on the lesser of a predetermined amount or a formula as set in the contract, at any time and in Migdalor’s own discretion, during a period of 96 months from the date of issue. These warrants were classified as liabilities mainly due to the redemption feature over the options.

As of December 31, 2021, the estimated fair value of all the outstanding warrants was based on a hybrid valuation methodology with a weighted average that combined Option Pricing Model (OPM) and Probability Weighted Expected Return Method (PWERM) using Level 3 inputs. The valuation was performed under scenarios of an IPO estimated at 37.5% of an IPO occurring in May 2022 and staying private estimated at 62.5%, using a volatility of 58%, a risk-free rate of 0.97% and an expected term of 0.4 years in the scenario of IPO and 3 years in the scenario of staying private.

Upon the consummation of the IPO (as further described in Note 2 above), the Company converted the outstanding warrants issued to Mizrahi and Migdalor into the Company’s common stock based on the contractual terms and conditions of the related warrant agreements.

As of December 31, 2022, the estimated fair value of the Comerica warrants was based on a Black-Scholes option-pricing model with the following inputs: an underlying common stock price of $0.477, an expected volatility of 57%, a risk-free rate of 4.11% and a contractual term of 3.6 years.

The table below shows the impact on the statement of comprehensive loss related to the Comerica warrants for the years ended December 31:

	2022	2021
	U.S. dollars in thousands
Outstanding as of January 1	2,149	1,023
Fair value changes	1,049	1,031
Additions	-	95
Conversion to the Company’s common stock	(3,190)	-
Outstanding as of December 31	8	2,149

The Company recorded other financial expenses (income) during the year ended December 31, 2022, and 2021 in the amount of $1,049 and $1,031, respectively, in connection with these warrants.

NOTE 15 - SHAREHOLDERS’ EQUITY:

a.	Share capital

On May 2, 2022, the Company’s Board of Directors approved an amendment to the Company’s Bylaws, stating the number of authorized stock to be increased, as described below:

a.	Common stock- $0.0001 par value – authorized shares increase to 30,000,000 shares from 11,009,315 shares.

b.	Non-voting common stock- $0.0001 par value-authorized shares remain 2,803,774 shares.

c.	Redeemable Convertible Preferred stock- $0.0001 par value - authorized shares increase to 10,000,000 shares from 7,988,691 shares.

Regarding stock repurchase program see note 21b.

NOTE 15 - SHAREHOLDERS’ EQUITY (continued):

The Company’s share capital as of December 31, 2022, and 2021, is composed of common stock and Non-voting common stock, of $0.0001 par value, as follows:

	December 31, 2022
	Authorized	Issued and outstanding
	Number of shares
Common stock	30,000,000	17,379,861
Non-voting Common stock	2,803,774	-

	December 31, 2021
	Authorized	Issued and outstanding
	Number of shares
Common stock	11,009,315	2,050,404
Non-voting Common stock	2,803,774	1,783,773

b.	On May 16, 2022, the Company filed with the Secretary of State of the State of Delaware an amended and restated certificate of incorporation (the “A&R COI”), which became effective immediately. The A&R COI includes the Company’s total authorized shares of 42,803,774, of which 30,000,000 authorized shares of common stock, 10,000,000 authorized preferred shares, 2,803,774 shares of non-voting common stock and 10,000,000 shares of redeemable convertible preferred stock.

c.	Share-based compensation

In February 2015, under and in accordance with the equity restructure, the Company’s Board of Directors terminated the Old Plan. On June 30, 2015, the Company adopted the 2015 Equity Incentive Plan (“the 2015 Plan”).

Under the 2015 Plan, the Board of Directors may grant up to 2,804 Incentive Share Options, Non-statutory shares options, share appreciation rights, restricted share and restricted share units (RSU’s) to employees, directors, and consultants. The exercise price of an option cannot be less than 100% of the fair market value of the underlying share of common stock on the date of grant for incentive share options (not less than 110% of the fair market value for shareholders owning more than 10% of all classes of share) as determined by the Board of Directors. The maximum option term is 10 years (five years for shareholders owning more than 10% of all classes of share). The 2015 Plan grants the Board of Directors the discretion to determine when the options granted become exercisable.

In January 2016, the Company’s Board of Directors approved an additional quantity of 216 share options permitted to be granted under the 2015 Plan.

1)	During the year ended December 31, 2022, the following awards were granted:

Award Type (2015 Plan)	Number of Awards	Vesting Conditions	Expiration Date
Options	167,779	Over 4 years from grant date-25% every year	10th anniversary of Grant Date
RSU	592,000	Over 3 years from grant date

Pursuant to the current Section 102 of the Israeli Tax Ordinance, which came into effect on January 1, 2003, options may be granted through a trustee (i.e., Approved 102 Options) or not through a trustee (i.e., Unapproved 102 Options). The Company elected to grant its options and RSU’s through a trustee. As a result, the Company will not be allowed to claim as an expense for tax purposes in Israel the amounts credited to the employee as capital gains to the grantees, although it will generally be entitled to do so in respect of the salary income component (if any) of such awards when the related tax is paid by the employee.

NOTE 15 - SHAREHOLDERS’ EQUITY (continued):

2)	A summary of the Company’s share option activity under option plans is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding – January 1, 2022	890,493	$0.1518	5.43
Granted	167,779	$2.1964
Exercised	(77,749)	$0.0812
Expired and forfeited	(15,937)	$1.5089

Outstanding – December 31, 2022	964,586	$0.4891	5.34

Exercisable – December 31, 2022	771,956	$0.1476	4.36

	Number of Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding – January 1, 2021	879,251	$0.0874	6.25
Granted	43,261	$1.3616
Exercised	(2,763)	$0.1058
Expired and forfeited	(29,256)	$0.0874

Outstanding – December 31, 2021	890,493	$0.1518	5.43

Exercisable – December 31, 2021	801,562	$0.276	5.10

No income tax benefit has been recognized relating to share-based compensation expense and no tax benefits have been realized from exercised share options.

See also Note 2 above regarding warrants granted to the underwriters upon the consummation of the IPO in consideration for their underwriting services.

3)	The following table summarize information as of December 31, 2022, regarding the number of ordinary shares issuable upon outstanding options and exercisable options:

Exercise price	Options outstanding as of December 31, 2022	Weighted average remaining contractual life (years)	Options exercisable as of December 31, 2022	Weighted average remaining contractual life (years)
0.0644	312,357	2.61	312,357	2.61
0.1058	449,885	5.43	437,516	5.39
0.5780	88,431	9.96	-	-
1.3616	38,912	8.41	15,472	8.41
4	75,001	9.2	6,611	9.7

The weighted-average grant-date fair value of options granted during the years ended December 31, 2022, and 2021 was $71 and $54, respectively. The intrinsic value of options exercised in 2022 and 2021 was approximately $0. The aggregate intrinsic value represents the total intrinsic value (the difference between the fair value of the Company’s common shares on December 31 of the respective year and the exercise price, multiplied by the number of options that would have been received by the option holders had all option holders exercised their options on such date).

NOTE 15 - SHAREHOLDERS’ EQUITY (continued):

Key assumptions used to estimate the fair value of the share options granted during the year ended December 31, 2022 and 2021 included:

	Year Ended December 31
	2022	2021
Expected term of options (years)	10	5.4
Expected common stock price volatility*	54%	58%
Expected dividend rate	0%	0%
Risk-free interest rate	3.21%-3.25%	0.97%

*	The expected volatility was based on the historical stock prices of publicly traded comparable companies.

4)	Share-based compensation expense for share options in the consolidated statement of comprehensive loss is summarized as follows:

	Year Ended December 31
	2022	2021
Cost of revenues	3	3
Research and development	26	24
Sales and marketing	11	16
General and administrative	12	10
Total Share-based compensation expense	52	53

5)	Restricted Stock Units

During December 2022, the Company issued RSUs to Directors, officers, consultants and employees.

The RSUs are vested over a three-year period.

The grant-date fair value of the RSUs granted was based on the Company’s common stock price at the time of grant.

The following table summarize information as of December 31, 2022, regarding the number of RSUs outstanding:

	December 31, 2022
	Number of RSUs	Weighted- Average Grant Date Fair Value
RSUs outstanding at the beginning of the year	-	-
Granted during the year	592,000	$1.62
Exercised during the year	-	-
Forfeited during the year	-	-
Outstanding at the end of the year	592,000	$1.62

Share-based compensation expense for RSUs in the consolidated statement of comprehensive loss is summarized as follows:

	Year Ended December 31
	2022	2021
	U.S. dollars in thousands
Research and development	21	-
Sales and marketing	12	-
General and administrative	135	-
Total Share-based compensation expense	168	-

NOTE 16 - INCOME TAXES:

a.	The Company is subject to U.S. and Israeli income tax laws.

b.	The US entity is subject to a federal income tax rate of 21% in 2019 and thereafter and State taxes of 9%. The Subsidiary is subject to ordinary corporate income tax rate of 23% in 2019 and thereafter.

c.	Carryforward tax losses:

As of December 31, 2022, the Company has net operating loss carry forwards of approximately $3,418. In addition, the Company has loss carry forward of approximately $10,605, which the Company did not perform a qualification test for and has certain doubts regarding their qualification.

As of December 31, 2022, the Company’s subsidiary has net operating loss carry forwards of approximately $118,323. Net operating loss carry forwards relate to activity in Israel has an indefinite carry forward period.

Utilization of the U.S. federal and state net operating losses may be subject to a substantial limitation due to the change in ownership limitations provided by the Internal Revenue Code of 1986, as amended and similar to state provisions. The annual limitation may result in the expiration of the net operating losses and credits before their utilization.

d.	Loss before taxes on income are comprised as follows:

	Year Ended December 31
	2022	2021
	U.S. dollars in thousands
Domestic	(4,535)	(3,273)
Foreign Subsidiary	(6,447)	(1,978)
Total	(10,982)	(5,251)

e.	Reconciliation of the theoretical tax expense to actual tax expense:

The main reconciling item between the statutory tax rate of the Company and the effective rate is the provision for a full valuation allowance in respect of tax benefits from carry forward tax losses due to the uncertainty of the realization of such tax benefits.

f.	The Company’s major tax jurisdictions are the United States and Israel. Due to unutilized net operating losses and research credits, the tax years through 2016 remain open and subject to examinations by the appropriate governmental agencies in the United States. Tax assessments filed by the Company’s subsidiary through the year 2015 are considered to be final.

g.	The components of the Company’s net deferred tax assets were as follows:

	Year Ended December 31
	2022	2021
	U.S. dollars in thousands
Deferred tax assets (liabilities):
Loss carryforwards	27,932	31,049
Valuation allowance	(27,932)	(31,049)
Total net deferred tax assets	-	-

The Company provided a valuation allowance equal to the deferred income tax assets for the years ended December 31, 2022 and 2021 because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

The valuation allowance could be reduced or eliminated based on future earnings and future estimates of taxable income.

NOTE 17 - BASIC AND DILUTED LOSS PER SHARE:

Basic net loss per share is computed using the weighted average number of common stock and fully vested RSUs outstanding during the period, net of treasury shares. In computing diluted loss per share, basic loss per share is adjusted to take into account the potential dilution that could occur upon: (i) the exercise of options and non-vested RSUs granted under employee stock compensation plans, and the exercise of warrants using the treasury stock method; and (ii) the conversion of the convertible redeemable preferred stock, and convertible loan using the “if-converted” method, by adding to net loss the change in the fair value of the convertible loan, net of tax benefits, and by adding the weighted average number of shares issuable upon assumed conversion of these instruments. For further details on the effects on the instruments described below, please see note 2 above.

Options to purchase 964,586 and 890,493 shares of common stock at an average exercise price of $0.4891 and $0.1518 per share were outstanding as of December 31, 2022 and 2021, respectively, but were not included in the computation of diluted EPS because to do so would have had antidilutive effect on the basic loss per share.

RSU’s to purchase 592,000 shares of common stock at an average grant date fair value of $1.62 per share were outstanding as of December 31, 2022 but were not included in the computation of diluted EPS because to do so would have had antidilutive effect on the basic loss per share.

Redeemable convertible Preferred stock, which was convertible into 7,731,083 shares of common stock was outstanding as of December 31, 2021 but was not included in the computation of diluted EPS because to do so would have had antidilutive effect on the basic loss per share.

The convertible loan was not included in the calculation of the diluted loss per share as the loan was convertible into shares of common stock only upon the occurrence of a contingent event which had yet to occur as of December 31, 2021. For more details see note 11.

Warrants convertible into 178,281 of the Company’s redeemable preferred stock were outstanding as of December 31, 2021 but were not included in the computation of diluted EPS because to do so would have had an antidilutive effect on the basic loss per share (See Note 14(b)).

Warrants convertible into 73,048 and 48,109 of the Company’s common stock were outstanding as of December 31, 2022, and 2021 but were not included in the computation of diluted EPS because to do so would have had an antidilutive effect on the basic loss per share (See Note 14(a)).

Warrants convertible into 294,875 of the Company’s common stock were outstanding as of December 31, 2022 but were not included in the computation of diluted EPS because to do so would have had an antidilutive effect on the basic loss per share (See Note 2).

NOTE 18 - ENTITY WIDE INFORMATION AND DISAGREGATED REVENUES:

The Company operates as one operating segment (developing and marketing access broadband equipment for copper and fiber networks).

a.	Geographic information:

Following is a summary of revenues by geographic areas. Revenues attributed to geographic areas, based on the location of the end customers:

	Year Ended December 31
	2022	2021
	U.S. dollars in thousands
North America	4,348	4,637
Europe, the Middle East and Africa	3,999	3,373
Asia Pacific	484	520
Latin America	-	15
	8,831	8,545

NOTE 18 - ENTITY WIDE INFORMATION AND DISAGREGATED REVENUES (continued):

b.	Revenues from contract liability:

	December 31, 2022	December 31, 2021
Opening balance	$673	$581
Revenue recognized that was included in the contract liability balance at the beginning of the period	(593)	(452)
Additions	568	544
Remaining performance obligations	$648	$673

As of December 31, 2022, the aggregate amount of the transaction price allocated to the remaining performance obligation is $648, and the Company will be recognized this revenue over the 12-18 months.

c.	The Company’s long-lived assets are located as follows:

Property and Equipment, net:

	December 31
	2022	2021
	U.S. dollars in thousands
Israel	75	101
North America	5	2
	80	103

Operating lease right of use assets:

	December 31
	2022	2021
	U.S. dollars in thousands
Israel	260	-
North America	466	-
	726	-

d.	Customers representing 10% or more of net revenues and the amount of revenues recognized are as follows:

	December 31, 2022
Customer A*	33%	3,021
Customer B	16%	1,475
Customer C	11%	1,009

	December 31, 2021
Customer A*	22%	1,887
Customer B	19%	1,663
Customer C	10%	835

*	Included in Europe, the Middle East and Africa.

The majority of the Company’s revenues are recognized at a point in time.

NOTE 19 - OTHER FINANCIAL EXPENSES, NET:

	Year Ended December 31
	2022	2021
	U.S. dollars in thousands
Change in convertible loan fair value	1,648	1,342
Change in convertible note fair value	1,753	-
Change in warrants’ fair value	1,049	1,031
Exchange rates differences	(506)	278
Other	107	50
	4,051	2,701

NOTE 20 - RELATED PARTY TRANSACTIONS:

a)	On February 20, 2015, the Company made a loan to the CEO, in the principal amount of $106, which loan was evidenced by a secured, non-negotiable promissory note. In April 2022, the Company entered into a Securities Purchase and Loan Repayment Agreement with the CEO, pursuant to which the CEO sold to the Company 27,699 shares for a purchase price equal to $4.55 per share for an aggregate purchase consideration of $126. In lieu of paying the CEO the Purchase Consideration for the shares in cash, the Purchase Consideration was used to repay in full the outstanding loan amount and accrued interest owed to the Company by the CEO, and the promissory Note was terminated. Additionally, due to the fact that the Company repurchased the CEO’s shares for a price per share which exceeded the underlying common stock fair value by $0.55, the Company has also recognized compensation costs attributable to the CEO’s past services to the Company. The Company has recognized the repurchased shares as treasury shares at the cost that represents the then-current market value of the repurchased shares.

b)	As part of the Shareholder Agreement (the “SHA”), commencing on February 15, 2015, the company was paying one of its shareholders a monthly management fee of $5. The Company and the shareholder agreed to amend the agreement with the shareholder to replace the monthly payment with a success-based fees, effective on January 1, 2020. The amendment offers success-based fee of up to $150 on funding of up to $4,000. During January 2022, the Company paid the shareholder an amount of $100 related to the amendment, and by June 2022 the Company paid the shareholder an additional amount of $50. In aggregate, including the $100 paid in January, the shareholder received an amount of $150 pursuant to the amendment to the shareholder’s agreement. The Company recorded the payments partially as an incremental expense related to the IPO and partially as operating expenses. As of December 31, 2022, the agreement has terminated.

c)	In March 2017, the Company issued a convertible loan to investors (see note 11). The Company’s CEO participated in the convertible loan in an amount of $26 and received identical terms and conditions as other investors of the convertible loan.

On May 17, 2022, the Company finalized its IPO offering (see Note 2) and the convertible loan was converted.

d)	In December 15, 2022, the Company issued 592,000 Restricted Stock Units (“RSUs”) to Directors, officers, consultants and employees. The CEO received an amount of 125,000, the CFO received an amount of 25,000 and the Directors 100,000.

NOTE 21 - SUBSEQUENT EVENTS:

a.	The Company evaluates events or transactions that occur after the balance sheet date but prior to the issuance of the consolidated financial statements to identify matters that require additional disclosure. For its annual consolidated financial statements as of December 31, 2022, and for the year then ended, the Company evaluated subsequent events through March 29, 2023, the date that the consolidated financial statements were issued. The Company has concluded that no subsequent event has occurred that require disclosure other than the below.

b.	On November 17, 2022, the Company’s Board of Directors authorized a stock repurchase program pursuant to which the Company intend to repurchase up to $1.0 million of its outstanding common stock. The Board authorized the Company to purchase its common stock from time to time on a discretionary basis through open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and other applicable legal requirements.

Repurchases under the share repurchase program will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and our financial performance. The repurchase program may be suspended, terminated, or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate us to purchase any particular number of shares.

During January and February 2023, the Company purchased 79,195 shares of its common stock, for a total price of $50. There were no repurchases under the stock repurchase plan during the year ended December 31, 2022.

c.	On or about February 28, 2023, the Company deposited an additional $2 million to a Company-owned bank account. See Note 9(b) for further information.

SUBSEQUENT EVENTS – UNAUDITED

d.

On May 8, 2023, the Company completed a fund-raising round in a total gross amount of $3.5 million pursuant to which the Company agreed to issue and sell to Armistice Capital Master Fund Ltd. (the “Holder”) in a private placement 190,000 common stock, $0.0001 par value, 754,670 pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 754,670 shares of Common Stock for an exercise price of $0.0001 which are exercisable (either physically or on net-cash basis at the Holder’s discretion) immediately upon their issuance until their full exercise and warrants to purchase up to 944,670 shares of Common Stock (“Common Warrants”) for an exercise price of $3.58 which are exercisable (physically or upon occurrence of certain events on net-cash basis at the Holder’s discretion) immediately upon their issuance until November 8, 2028. The Company determined that the Common Warrants are not indexed to the Company’s own stock and therefore are precluded from equity classification.

On September 30, 2023, the Company and the Holder entered into a Common warrants' amendment agreement (the “Amendment”) to amend those Common warrants to purchase up to 944,670 shares of the Company’s common stock, par value $0.0001 issued to the Holder. The Amendment makes certain adjustment to the definition of a “Fundamental Transaction” in Common Warrants agreement. Additionally, as of November 8, 2023, the Amendment increased the number of Common Warrants to include an additional 55,000 Common warrants and changed the exercise price of the Common Warrants to $2.75. The Company reclassified the Common warrants as equity based on the guidance provided under ASC 815-40, due to the adjustments stated in the amendment.

e.	On October 7, 2023, an attack by the Hamas terrorist organization was inflicted on the State of Israel which started a war between Israel and the Hamas as well as military conflicts on other fronts. As of the date of the issuance of these condensed consolidated financial statements, the Company has not identified any material effect on its operations as a result of those events. The Company continues to monitor its ongoing activities and will make adjustments in its business if needed, including updating any estimates or judgments impacting its financial statements as appropriate, while supporting the safety and well-being of its employees. It is currently not possible to predict the effects of such conflicts and its effects on the Company’s business, operations or financial conditions.

f.	On December 20, 2023, the Company completed an offering of a private placement in a total gross amount of $1.5 million pursuant to which the Company agreed to issue and sell to Armistice Capital Master Fund Ltd. (the “Holder”) in a private placement 301,000 common stock, $0.0001 par value, 970,187 pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 970,187 shares of Common Stock for an exercise price of $0.0001 which are exercisable (either physically or on net-cash basis at the Holder’s discretion) immediately upon their issuance until their full exercise and warrants to purchase up to 1,271,187 shares of Common Stock (“Common Warrants”) for an exercise price of $1.18 which are exercisable (physically or upon occurrence of certain events on net-cash basis at the Holder’s discretion) immediately upon their issuance until June 20, 2029.